Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on this Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-230258) and to the incorporation by reference of our report dated March 3, 2020, with respect to the consolidated financial statements of Infinity Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Infinity Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 11, 2021